[HORIZON LOGO]

Contact: Peter M. Holland
         Chief Financial Officer
         (740) 772-8547



                     HORIZON PCS ANNOUNCES EFFECTIVENESS OF
                               EXCHANGE OFFER FOR
           OUTSTANDING 14.0 PERCENT SENIOR SUBORDINATED DISCOUNT NOTES


CHILLICOTHE, OH (March 28, 2001) - Horizon PCS, Inc., a Sprint PCS (NYSE:PCS) Network Partner, today announced its Form S-4 Registration Statement (File No. 333-51238) has been declared effective by the Securities and Exchange
Commission. That registration statement registers the Company's offer to exchange its newly registered $295 million 14 percent senior subordinated discount notes for identical, unregistered, 14.0 percent senior subordinated discount notes sold to certain qualified institutional buyers in September 2000.

The offering is made only to holders of the unregistered notes. The company will not receive any proceeds from the exchange.

Horizon PCS is one of the largest Sprint PCS affiliates, based on its exclusive right to market wireless mobile communications network products and services under the Sprint PCS brand name to a total population of over 10.2 million in portions of 12 contiguous states. Its markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, Horizon offers the same national pricing plans and uses the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country.


A registration statement relating to the security has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities of Horizon PCS, nor shall there be any sale of these securities in, any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A copy of the written prospectus may be obtained by contacting Mr. Peter M. Holland, Chief Financial Officer, c/o Horizon PCS, Inc., 68 East Main Street, Chillicothe, Ohio 45601-0480




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